EXHIBIT 4

                               COGNEX CORPORATION

                        2000 Employee Stock Purchase Plan

1.       Purpose.
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         It is the purpose of this  Employee  Stock  Purchase  Plan to provide a means whereby eligible employees may purchase Common Stock of Cognex Corporation (the "Company") through after-tax payroll deductions. It is intended to provide a further incentive for employees to promote the best interests of the Company and to encourage stock ownership by employees in order that they may participate in the Company's economic growth. It is the intention, but not the obligation, of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code, and that the provisions of this Plan be construed in a manner consistent with the Code.

2.       Definitions.
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         The  following  words  or  terms,  when  used  herein,  shall  have the following respective meanings:

         (a) "Account" means the Employee Stock Purchase Account established for a Participant under Section 7 hereunder.

         (b) "Compensation" shall mean the sum of the types and amounts of compensation determined from time to time by the Board of Directors or Committee in its sole discretion to be eligible to be taken into account under the Plan, provided that no such determination shall include or exclude any type or amount of compensation contrary to the requirements of
                  Section 423 of the Code.

         (c) "Board of Directors" shall mean the Board of Directors of Cognex Corporation.

         (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         (e)      "Committee" shall mean the committee described in Section 5.

         (f) "Common Stock" shall mean shares of the Company's common stock with a par value of $.002 per share.

         (g) "Company" shall mean Cognex Corporation, a Massachusetts corporation.

         (h)      "Effective Date" shall mean January 1, 2000.

         (i) "Eligible Employees" shall mean all persons employed by the Company or a Subsidiary and classified by the Company or the Subsidiary as an employee for federal income tax withholding purposes, but excluding:

                  (1) Persons who have been employed by the Company or a Subsidiary for less than six months on the first day of the Purchase Period;

                  (2) Persons whose customary employment is less than twenty hours per week or five months or less per year; and

                  (3) Persons who are deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary.

          Except as otherwise provided in Section 12, for purposes of the Plan the employment relationship shall be treated as continuing intact while an individual is on a sick leave or other leave of absence approved by the Company or a Subsidiary. Where the period of leave exceeds 90 days and the individual's right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

         (j) "Exercise Date" shall mean the last day of a Purchase Period; provided, however, that if such date is not a business day, "Exercise Date" shall mean the immediately preceding business day.

         (k) "Holding Period" shall mean the one-year period after the Exercise Date during which a Participant may not sell, pledge, or transfer shares of Common Stock purchased under this Plan as described in Section 13.

         (l)      "Participant" shall mean an Eligible Employee who elects to participate in the Plan under Section 6 hereunder.
         (m)      "Plan" shall mean the Cognex Corporation 2000 Employee Stock
                  Purchase Plan.
         (n) There shall be two "Purchase Periods" within each of the Company's fiscal years, one commencing on the first day of the Company's fiscal year and continuing through the last day of the first fiscal half year, and the second commencing on the first day of the Company's second fiscal half year and continuing through the end of the Company's fiscal year.

         (o) "Purchase Price" shall mean the lower of (i) 85% of the fair market value of a share of Common Stock for the business day immediately preceding the first day of the relevant Purchase Period, or (ii) 85% of such value for the business day immediately preceding the relevant Exercise Date. If the shares of Common Stock are listed on any national securities exchange, or traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System, the fair market value per share of Common Stock on a particular day shall be the closing price, if any, on the largest such exchange, or if not traded on an exchange, on the NASDAQ National Market System, on such day, as reported in The Wall Street Journal or such other source as the Board of Directors deems reliable and, if there are no sales of the shares of Common Stock on such particular day, the fair market value of a share of Common Stock shall be determined by taking a weighted average of the closing price on the nearest date before and the nearest date after the particular day in accordance with Treasury Regulation Section 25.2512-2. If the shares of Common Stock are not then listed on any such exchange or the NASDAQ National Market System, the fair market value per share of Common Stock on a particular day shall be the mean between the closing "Bid" and the closing "Asked" prices, if any, as reported in the National Daily Quotation Service for such day. If the fair market value cannot be determined under the proceeding sentences, it shall be determined in good faith by the Board of Directors.

        (p) "Subsidiary" shall mean any present or future corporation which (i) would be a subsidiary corporation as defined in
                  Section 424(f) of the Code, and (ii) is designated by the Board of Directors as a participating employer for purposes of this Plan.

3.       Grant of Option to Purchase Shares.
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         Each  Eligible  Employee  shall be granted an option  effective  on the first day of each Purchase Period to purchase shares of Common Stock. The term of the option shall be the length of the Purchase Period. The number of shares subject to each option shall be the quotient of the aggregate payroll deductions in the Purchase Period authorized by each Participant in accordance with Section 6 divided by the Purchase Price, but in no event shall the number of shares subject to each option be in excess of 3,000 shares per Purchase Period (subject to adjustment in accordance with Section 4), or such other number of shares as determined from time to time by the Board of Directors or the Committee. Notwithstanding the foregoing, no employee shall be granted an option which permits his right to purchase shares under the Plan to accrue at a rate which exceeds in any one calendar year $25,000 (or such other amount as may be prescribed from time to time under Section 423 of the Code) of the fair market the value of the Common Stock as of the date the option to purchase is granted.

4.       Shares.
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         Subject to adjustment upon changes in  capitalization of the Company as provided this Section 4, the maximum number of shares of Common Stock which shall be made available for issuance to and purchase by Participants under this Plan shall be 250,000 shares, plus an annual increase in the number of shares to be added to such pool of shares effective as of the first day of each January occurring after the Effective Date such that 250,000 outstanding shares of Common Stock on each such January first will always be available for sale under this Plan. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company. Shares of Common Stock not purchased under an option terminated pursuant to the provisions of the Plan may again be subject to options granted under the Plan. The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option, and the purchase price for each such option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board of Directors whose determination in that respect shall be binding and conclusive. 5. Administration.

         The Plan shall be administered by the Board of Directors or a Committee (which may be the same committee as the Company's compensation committee) as may be appointed from time to time by the Board of Directors. Committee members shall be ineligible to participate under the Plan. All members of the Committee shall serve at the discretion of the Board. The Board of Directors or the Committee, if one has been appointed, is vested with full authority to interpret the terms of the Plan, to remedy any ambiguity, inconsistency, or omission, and to make, administer and interpret such equitable rules and regulations regarding the Plan as it may deem advisable. The Board of Directors', or the Committee's, if one has been appointed, determinations as to the interpretation and operation of the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan. 6. Election to Participate.

         An Eligible Employee may elect to become a Participant in the Plan for a Purchase Period by completing a "Stock Purchase Agreement" form prior to the first day of the Purchase Period for which the election is made. Such Stock Purchase Agreement shall be in such form as shall be determined from time to time by the Board of Directors or the Committee. The election to participate shall be effective for the Purchase Period for which it is made. There is no limit on the number of Purchase Periods for which an Eligible Employee may elect to become a Participant in the Plan. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any full percentage of his Compensation, but in no event less than two percent (2%) nor more than eight percent (8%) of his Compensation. Except as otherwise provided in Section 9, an Eligible Employee may not change his authorization during a Purchase Period to which the election applies. Options granted to Eligible Employees who have failed to execute a Stock Purchase Agreement within the time periods prescribed by the Plan will automatically lapse. By electing to participate in this Plan, each Participant agrees not to sell, pledge, or transfer shares of Common Stock acquired under this Plan until the expiration of the Holding Period.

7.       Employee Stock Purchase Account.
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         An  Employee  Stock  Purchase  Account  will be  established  for  each
Participant in the Plan for bookkeeping purposes, and payroll deductions made under Section 6 will be credited to such Accounts. However, prior to the purchase of shares in accordance with Section 8 or withdrawal from or termination of the Plan in accordance with the provisions hereof, the Company
may  use  for  any  valid  corporate   purpose  all  amounts   deducted  from  a
Participant's compensation under the Plan and credited for bookkeeping purposes to his account. The Company shall be under no obligation to pay interest on funds credited to a Participant's account, whether upon purchase of shares in accordance with Section 8 or upon distribution in the event of withdrawal from or termination of the Plan as herein provided.

8.       Purchase of Shares.
         ------------------
         Each Eligible Employee who is a Participant in the Plan automatically and without any act on his part will be deemed to have exercised his option on each Exercise Date to the extent that the balance then in his Account under the Plan is sufficient to purchase at the Purchase Price whole shares of the Company's stock subject to his option and the limitations described in Section
3. Any balance remaining in the Participant's Account shall be carried forward and credited for use in the next Purchase Period. If the Employee chooses not to participate in the next Purchase Period, any balance will be refunded to him in cash. 9. Withdrawal.

         A Participant who has elected to authorize payroll deductions for the purchase of shares of Common Stock may cancel his election by written notice of cancellation ("Cancellation") delivered to the office or person designated by the Company to receive Stock Purchase Agreements, but any such Cancellation must be so delivered not later than ten (10) days before the relevant Exercise Date. A Participant will receive in cash, as soon as practicable after delivery of the Cancellation, the amount credited to his Account. Any Participant who so withdraws from the Plan may again become a Participant at the start of the next Purchase Period in accordance with Section 6.

         Upon dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving entity every option outstanding hereunder shall terminate, in which event each Participant shall be refunded the amount of cash then in his Account.

10.      Issuance of Stock Certificates.
         ------------------------------
         The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date none of the rights or privileges of a stockholder of the Company, including the right to vote or receive dividends, shall exist with respect to such shares.

         Within a reasonable time after the Exercise Date, the Company shall issue and deliver a certificate for the number of shares of Common Stock purchased by a Participant for the Purchase Period, which certificate shall be registered either in the Participant's name, or jointly in the names of the Participant and his spouse, as the Participant shall designate in his Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof with the person designated by the Company to receive such notices. Each stock certificate issued shall bear the restrictive legend providing that the shares represented by the certificate may not be sold, pledged, or transferred until the expiration of the Holding Period as described in Section 13. 11. Termination of Employment.

         Upon a Participant's termination of employment for any reason, other than death, no payroll deduction may be made from any compensation due him and the entire balance credited to his Account shall be automatically refunded, and his rights under the Plan shall terminate. Upon the death of a Participant, no payroll deduction shall be made from any compensation due him at time of death, and the entire balance in the deceased Participant's Account shall be paid in cash to the Participant's designated beneficiary, if any, under a group insurance plan of the Company covering such employee, or otherwise to his estate, and his rights under the Plan shall terminate.

12.      Temporary Layoff and Authorized Leave of Absence; Long Term Disability.
         ----------------------------------------------------------------------
         Except as otherwise provided by applicable law, payroll deductions shall cease during a period of absence from work due to a Participant's temporary layoff, authorized leave of absence without pay, disability for which benefits are not payable from the Company or Co-op Programs. If such Participant shall return to active service prior to the Exercise Date for the current Purchase Period, payroll deductions shall be resumed. He shall not be entitled to make up the deficiency in his Account caused by his absence and, accordingly, the number of shares to be purchased shall be reduced. If the Participant shall not return to active service prior to the Exercise Date for the current Purchase Period, and the Participant was absent for more than fifty percent (50%) of the weeks in the Purchase Period, his Stock Purchase Agreement shall be terminated and the balance in his Account shall be refunded. All other Participants will have an option to cancel their election in accordance with Section 9.

13.      Rights Not Transferable; Restrictions on Transfer.
         -------------------------------------------------
         The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during his lifetime and is not transferable by him. If a Participant attempts to transfer his right to purchase shares under the Plan, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section 9 hereof shall apply with respect to such Participant. The shares of Common Stock purchased by a Participant at the close of business on an Exercise Date may not be sold, pledged, or transferred for a period of one year after the Exercise Date upon which such shares of Common Stock were purchased. The stock certificates delivered to the Participant for the number of shares of Common Stock purchased by a participant shall contain the following restrictive legend:

         "The shares of common stock represented by this certificate may not be sold, pledged, or transferred for a period of one year from their date of issuance in accordance with Section 13 of the Corporation's 2000 Employee Stock Purchase Plan."

14.      No Guarantee of Continued Employment.
         ------------------------------------
         Granting of an option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.

15.      Notice.
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         Any notice which an Eligible  Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to the Company's Treasurer, c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760. Any notice to a Participant or an Eligible Employee shall be conspicuously posted in the Company's principal office or shall be mailed addressed to the Participant or Eligible Employee at the address designated in the Stock Purchase Agreement or in a subsequent writing.

16.      Application of Funds.
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         All funds  deducted from a  Participant's  compensation  in payment for shares purchased or to be purchased under this Plan may be used for any valid corporate purpose provided that the Participant's Account shall be credited with the amount of all payroll deductions as provided in Section 7.

17.      Government Approvals or Consents.
         --------------------------------
         This Plan and any offering and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 18, the Board of Directors may make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of counsel, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state, or in the opinion of the Company's auditors, to eliminate or reduce any unfavorable financial accounting consequences.

18.      Amendment of the Plan.
         ---------------------
         The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that, except as otherwise provided in this Plan, no such action shall adversely affect options theretofore granted hereunder. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation, or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as so required. For purposes of this Section 18, termination of the Plan by the Board of Directors pursuant to Section 19 shall not be deemed to be an action which adversely affects options theretofore granted hereunder.

19.      Term of the Plan.
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         The Plan shall become effective on the Effective Date, provided that it is approved within twelve months after adoption by the Board of Directors at a duly-held stockholder's meeting. The Plan shall continue in effect through the end of the Company's fiscal year 2009, provided, however, that the Board of Directors shall have the right to terminate the Plan at any time. In the event of the expiration of the Plan or its termination, all options then outstanding under the Plan shall automatically be canceled and the entire amount credited to the Account of each Participant hereunder shall be refunded to each such Participant without interest.

20.      Notice to Company of Disqualifying Dispositions.
         -----------------------------------------------
         By electing to participate in the Plan, each Participant agrees to notify the Company in writing immediately after the Participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Purchase Period in which such Common Stock was acquired. Each Participant further agrees to provide any information about such a transfer as may be requested by the Company or any Subsidiary in order to assist it in complying with any applicable tax laws. The Participant acknowledges that the Company may send a W-2, or substitute therefor, as appropriate, to the Participant with respect to any income recognized by the Participant upon a disqualifying disposition of Common Stock.

21.      Withholding of Taxes.
         --------------------
         Each Participant must make adequate provision for the Company's federal, state or other tax withholding obligations, if any, which may arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

22.      General.
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                  Whenever the context of this Plan permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.